Exhibit 5.1

53rd at Third 885 Third Avenue New York, New York 10022-4834 Tel: +1.212.906.1200 Fax: +1.212.751.4864 www.lw.com FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
May 21, 2020	Hamburg	Seoul
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

BioXcel Therapeutics, Inc.

555 Long Wharf Drive

New Haven, Connecticut 06511

Re:         Registration Statement on Form S-8; 6,183,531 shares of common stock, par value $0.001 per share, of BioXcel Therapeutics, Inc.

Ladies and Gentlemen:

We have acted as special counsel to BioXcel Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of 5,679,305 shares (the “Plan Shares”) of its common stock, $0.001 par value per share (the “Common Stock”), issuable under the BioXcel Therapeutics, Inc. 2020 Incentive Award Plan (the “Plan”) and 504,226 shares (the “ESPP Shares” and, together with the Plan Shares, the “Shares”) of Common Stock issuable under the BioXcel Therapeutics, Inc. 2020 Employee Stock Purchase Plan (the “ESPP”).  The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 21, 2020 (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients thereof, and have been issued by the Company against payment therefor in the circumstances contemplated by and pursuant to the Plan and the ESPP, and assuming in each case that the individual issuances, grants or awards under the Plan or the ESPP, as applicable, are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plan or the ESPP (and the agreements and awards duly adopted thereunder and in accordance therewith), as applicable, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP